                                                              Exhibit 23(p)(iii)

                  CODE OF ETHICS AND PERSONAL INVESTMENT POLICY

                                       FOR

                             LAZARD ASSET MANAGEMENT

                                  A DIVISION OF

                           LAZARD FRERES & CO. LLC AND

                     CERTAIN REGISTERED INVESTMENT COMPANIES



Lazard Asset Management ("LAM"), a division of Lazard Freres & Co. LLC ("LF&Co."), and those U.S.-registered investment companies advised or managed by LAM that have adopted this policy ("Funds"), have adopted this policy in order to accomplish two goals: first, to minimize conflicts and potential conflicts of interest between Managing Directors and employees and LAM's clients (including the Funds), and between Fund directors or trustees ("Directors") and their Funds, and second, to provide policies and procedures consistent with applicable law, including Rule 204-2 under the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 17j-1 under the Investment Company Act of 1940 ("1940 Act"), to prevent fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by client accounts. ALL MANAGING DIRECTORS AND EMPLOYEES OF LAM, INCLUDING EMPLOYEES WHO SERVE AS FUND OFFICERS OR DIRECTORS, ARE "COVERED PERSONS" UNDER THIS POLICY. Additionally, all Directors are subject to this policy as indicated below.

I. STATEMENT OF PRINCIPLES. All Covered Persons owe a fiduciary duty to LAM's clients when conducting their personal investment transactions. Covered Persons must place the interest of clients first and avoid activities, interests and relationships that might interfere with the duty to make decisions in the best interests of the clients. All Directors owe a fiduciary duty to each Fund of which they are a director and to that Fund's shareholders when conducting their personal investment transactions. At all times and in all matters Directors shall place the interests of their Funds before their personal interests. The fundamental standard to be followed in personal securities transactions is that Covered Persons and Directors may not take inappropriate advantage of their positions.

Covered Persons are reminded that they also are subject to other policies of LAM and of LF&Co., including policies on insider trading, the purchase and sale of securities listed on any applicable restricted list, the receipt of gifts and service as a director of a publicly traded company. Covered Persons must never trade in a security while in possession of material, non-public information about the issuer or the market for those securities, even if the Covered Person has satisfied all other requirements of this policy.

The Chief Executives of LAM have appointed the Chief Compliance Officer as the person who shall be responsible for the implementation of this Code of Ethics and Personal Investment Policy and all record-keeping functions mandated hereunder, including the review of all initial and annual holding reports as well as the quarterly transactions reports described below. The Chief Compliance Officer may delegate this function to others in the Compliance Department, and shall promptly report to the Chief Executives all violations of, or deviations from, this policy.

II. PERSONAL SECURITIES ACCOUNTS.

A. Covered Accounts. This policy applies to all "Personal Securities Accounts." These include:

1. Accounts in the Covered Person's or Director's name or accounts in which the Covered Person or Director has a direct or indirect beneficial interest (a definition of Beneficial Ownership is included in Exhibit A);

2.       Accounts in the name of the Covered Person's or Director's spouse;

3. Accounts in the name of children under the age of 18, whether or not living with the Covered Person or Director, and accounts in the name of relatives or other individuals living with the Covered Person or Director or for whose support the Covered Person or Director is wholly or partially responsible (together with the Covered Person's or Director's spouse and minor children, "Related Persons");(1)

4. Accounts in which the Covered Person or Director or any Related Person directly or indirectly controls, participates in, or has the right to control or participate in, investment decisions.

B. Exceptions to Covered Accounts. For purposes of this Policy, Personal Securities Accounts shall not include:

1. Accounts at mutual fund companies that hold only shares of open-end funds purchased directly from that fund company. Note: transactions relating to closed-end funds are subject to the pre-clearance, blackout period and other restrictions of this policy;

2. Estate or trust accounts in which a Covered Person, Director, or Related Person has a beneficial interest, but no power to affect investment decisions. There must be no communication between the account(s) and the person with regard to investment decisions prior to execution.

3. Fully discretionary accounts managed by either an internal or external registered investment adviser are permitted if, (i) for Covered Persons and Related Persons, the

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(1) Unless otherwise indicated, all provisions of this Code apply to Related Persons.

         Covered Persons receives permission from the Compliance Department and a Managing Director, and (ii) for all persons covered by this Code, there is no communication between the adviser to the account and such person with regard to investment decisions prior to execution. Covered Persons with managed accounts must designate that copies of trade confirmations and monthly statements be sent to the Compliance Department;

4. Covered Persons and Directors may participate in direct investment programs which allow the purchase of securities directly from the issuer without the intermediation of a broker/dealer provided that the timing and size of the purchases are established by a pre-arranged, regularized schedule (e.g., dividend reinvestment plans). Covered Persons must pre-clear the transaction at the time that the dividend reinvestment plan is being set up. Covered Persons also must provide documentation of these arrangements and direct periodic (monthly or quarterly) statements to the Compliance Department;

5. Other accounts over which the Covered Person or Director has no direct or indirect influence or control.

III. OPENING AND MAINTAINING EMPLOYEE ACCOUNTS. All Covered Persons and their Related Persons must maintain their Personal Securities Accounts at LF&Co. ("Inside Accounts"). For Related Persons who, by reason of their employment, are required to conduct their securities transactions in a manner inconsistent with this policy, or in other exceptional circumstances, Covered Persons may submit a request for exemption to the Compliance Department. If approval is granted to maintain an account outside LF&Co. ("Outside Accounts"), the Compliance Department will send a letter to the broker-dealer that will be housing the account granting permission for the employee to hold an account at that firm, and directing the broker-dealer to send copies of trade confirmations and monthly statements to the LAM Compliance Department. All other provisions of this policy will continue to apply to such Outside Accounts.

IV. SECURITIES COVERED. SECURITIES covered by this policy are stocks, bonds, shares of closed-end mutual funds, debentures, and other evidences of indebtedness, including senior debt, subordinated debt, investment contracts, commodity contracts, futures and all derivative instruments such as options, warrants and indexed instruments, or, in general, any interest or instrument commonly known as a security. "SECURITY" also includes securities that are "related" to a security being purchased or sold by a LAM client. A "RELATED SECURITY" is one whose value is derived from the value of another security (e.g., a warrant, option, or an indexed instrument).

For purposes of this policy, the definition of SECURITY DOES NOT INCLUDE shares of registered open-end investment companies, shares of registered open-end unit investment trusts, U.S. Treasury obligations, mortgage pass-throughs (e.g., Ginnie Maes) that are direct obligations of the U.S. government; bankers' acceptances; bank certificates of deposit; commercial paper; and high quality short-term debt instruments (meaning any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization, such as S&P or Moody's), including repurchase agreements.

V. RESTRICTIONS. The following restrictions apply to trading for Personal Securities Accounts of Covered Persons and Related Persons:

1. No transactions for a Personal Securities Account may be made in a security that is on LF&Co.'s Restricted List;

2. No security may be purchased or sold in any Personal Securities Account seven (7) calendar days before or after a LAM client account trades in the same security.

3. Securities transactions must be for investment purposes rather than for speculation. Consequently, Covered Persons may not profit from the purchase and sale, or sale and purchase, of the same or equivalent securities within sixty (60) calendar days (i.e., the security may be sold on the 61st day), calculated on a First In, First Out (FIFO) basis. All profits from short-term trades are subject to disgorgement. However, with the prior written approval of the Covered Person's supervising Managing Director and the Chief Compliance Officer, and only in rare and/or unusual circumstances, an employee may execute a short-term trade that results in a significant loss or in break-even status.

4. No transaction for a Personal Securities Account may be made in securities offered pursuant to a public offering.

5. Securities offered pursuant to a private placement may not be purchased for Personal Securities Accounts without the approval of a LAM Chief Executive and the Chief Compliance Officer. In connection with any decision to approve such a private placement, the Compliance Department will prepare a report of the decision that explains the reasoning for the decision and an analysis of any potential conflict of interest. Any Covered Person receiving approval to acquire securities in a private placement must disclose that investment when the Covered Person participates in a LAM client's subsequent consideration of an investment in such issuer and any decision by or made on behalf of the LAM client to invest in such issuer will be subject to an independent review by investment personnel of LAM with no personal interest in the issuer.

6. Absent approval from the appropriate compliance personnel, Covered Persons are prohibited from engaging in the trading of options or futures and from engaging in speculative trading, as opposed to investment activity. The Covered Person must wait 60 days from the date of the opening transaction before effecting the closing transaction.

7. Covered Persons are prohibited from engaging in short sales of any security.

8. No transaction may be made in violation of the Material Non-Public Information Policies and Procedures as outlined in Chapter X of LF&Co.'s Compliance Manual; and

9. Covered Persons may not serve on the board of directors of any corporation (other than a not-for-profit corporation or a related Lazard entity) without the prior approval of a LAM Chief Executive and the Chief Compliance Officer.

VI. PROHIBITED RECOMMENDATIONS. No Covered Person shall recommend or execute any securities transaction for any client account, or, in the case of a Director, for the Director's Fund, without having disclosed, in writing, to the Chief Investment Officer, or designee, any direct or indirect interest in such securities or issuers. Prior written approval of such recommendation or execution also must be received from the Chief Investment Officer, or designee. The interest in personal accounts could be in the form of:

1. Any direct or indirect beneficial ownership of any securities of such issuer;

2.       Any contemplated transaction by the person in such securities;

3.       Any position with such issuer or its affiliates; or

4. Any present or proposed business relationship between such issuer or its affiliates and the person or any party in which such person has a significant interest.

VII. TRANSACTION APPROVAL PROCEDURES. All transactions by Covered Persons (including Related Persons) in Personal Securities Accounts must receive prior approval as described below. To pre-clear a transaction, Covered Persons must:

1. Electronically complete and "sign" a "New Equity Order" or "New Bond Order" trade ticket located in the Firm's Lotus-Notes e-mail application under the heading "Employee Trades." The ticket should be directed to the Covered Person's supervising Managing Director, or, in the absence of the supervising Managing Director, to another LAM Managing Director or one of the LAM Directors designated in the database.

2. Upon review and approval of the request by the designated supervisor, the Covered Person will receive an automatic e-mail notification informing her/him that the trade has been approved or rejected.

3. Following the supervisor's approval, the ticket will be automatically transmitted to the Compliance Department where it will be processed and, if approved, routed to the trading desk for execution, provided the employee selected the "Direct Execution" option when completing the ticket.

The cut-off time for receipt of supervisor-approved tickets in the Compliance Department is 9:30 a.m. each trading day. Any ticket received after this time will be processed for execution the next trading day. It is the responsibility of each Covered Person to ensure that tickets sent to a supervisor for approval receive the supervisor's timely attention.

NOTE

In completing a ticket, if the employee does not select the "Direct Execution" button, the ticket will be returned to her/him after Compliance approval for submission to the trading desk. In such case, the trade must be submitted within 48 hours or it will expire and be null and void.

VIII. ACKNOWLEDGMENT AND REPORTING.

1. Within 10 days of becoming a Covered Person or Director, such Covered Person or Director must submit to the Compliance Department an acknowledgement that they have received a copy of this policy, and that they have read and understood its provisions. See Exhibit B for the form of Acknowledgement.

2. Within 10 days of becoming a Covered Person, all LAM personnel must submit to the Compliance Department a statement of all securities in which such Covered Person has any direct or indirect beneficial ownership. This statement must include (i) the title, number of shares and principal amount of each security, (ii) the name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of such Covered Person and (iii) the date of submission by the Covered Person. Such information should be provided on the form attached as Exhibit C.

3. Within 10 days after the end of each calendar quarter, provide information to the Compliance Department relating to securities transactions executed during the previous quarter for all securities accounts. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

         Note: Covered Persons satisfy this requirement by holding their personal securities accounts at LF&Co.

4. Each Covered Person shall submit an annual report to the Compliance Department showing as of a date no more than 30 days before the report is submitted (1) all holdings in securities in which the person had any direct or indirect beneficial ownership and (2) the name of any broker, dealer or bank with whom the person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person or Related Persons.

         Note: Covered Persons satisfy this requirement by certifying annually that all transactions during the year were executed in Internal Accounts or Outside Accounts for which the Compliance Department receives confirmations and periodic statements.

5. All Covered Persons and Directors are required to certify annually that they have (i) read and understand this policy and recognize that they are subject to its terms and conditions, (ii) complied with the requirements of this policy and (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to this Code of Ethics and Personal Investment Policy.

IX. FUND DIRECTORS. A Director who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make reports solely by reason of being a Director, is required to make the quarterly transactions reports required by Section VIII(3.) as to any security if at the time of a transaction by the Director in that security, he/she knew, or in the ordinary course of fulfilling his/her official duties as a Fund Director, should have known that during the 15-day period immediately preceding or following the date of that transaction, that security was purchased or sold by that Director's Fund or was being considered for purchase or sale by that Director's Fund.

X. EXEMPTIONS.

1. Purchases or sales of securities which receive the prior approval of the Chief Compliance Officer (upon consultation with a supervising Managing Director as appropriate) may be exempted from certain restrictions if such purchases or sales are not likely to have any economic impact on any client account managed or advised by LAM.

2. Section V(2) (blackout period) shall not apply to any securities transaction, or series of related transactions, involving the greater of US $25,000, or 500 shares or less in the aggregate of any security, if the issuer has a market capitalization (outstanding shares multiplied by the current price per share) greater than US $5 billion ("Large Cap/De Minimus exemption").

XI. SANCTIONS. The Compliance Department shall report all violations of this Code of Ethics and Personal Investment Policy to the LAM Chief Executives, who may impose such sanctions as they deem appropriate, including, among other things, a letter of censure, fine or suspension or termination of the employment of the violator.

XII. CONFIDENTIALITY. All information obtained from any person pursuant to this policy shall be kept in strict confidence, except that such information will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization or to the Fund Boards of Directors to the extent required by law, regulation or this policy.

XIII. RETENTION OF RECORDS. All records relating to personal securities transactions hereunder and other records meeting the requirements of applicable law, including a copy of this policy and any other policies covering the subject matter hereof, shall be maintained in the manner and to the extent required by applicable law, including Rule 204-2 under the Advisers Act and Rule 17j-1 under the 1940 Act. The Compliance Department shall have the responsibility for maintaining records created under this policy.

XIV. BOARD REVIEW. Fund management shall provide to the Board of Directors of each Fund, on a quarterly basis, a written report of all material violations of this policy, and at least annually, a written report and certification meeting the requirements of Rule 17j-1 under the 1940 Act.

XV. OTHER CODES OF ETHICS. To the extent that any officer of any Fund is not a Covered Person hereunder, or an investment subadviser of or principal underwriter for any Fund and their respective access persons (as defined in Rule 17j-1) are not Covered Persons hereunder, those persons must be covered by separate codes of ethics which are approved in accordance with applicable law.

XVI. AMENDMENTS.

(A) COVERED PERSONS. Unless otherwise noted herein, this policy shall become effective as to all Covered Persons on August 15, 2000. This policy may be amended as to Covered Persons from time to time by the Compliance Department. Any material amendment of this policy shall be submitted to the Board of Directors of each Fund for approval in accordance with Rule 17j-1 under the 1940 Act.

(B) FUND DIRECTORS. This policy shall become effective as to a Fund upon the approval and adoption of this policy by the Board of Directors of that Fund in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund. Any material amendment of this policy that applies to the Directors of a Fund shall become effective as to the Directors of that Fund only when the Board of Directors of that Fund has approved the amendment in accordance with Rule 17j-1 under the 1940 Act or at such earlier date as determined by the Secretary of the Fund.

                                                              Exhibit 23(p)(iii)


                                                                       EXHIBIT A

                       EXPLANATION OF BENEFICIAL OWNERSHIP

You are considered to have "Beneficial Ownership" of Securities if you have or share a direct or indirect "Pecuniary Interest" in the Securities.

You have a "Pecuniary Interest" in Securities if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the Securities.

The following are examples of an indirect Pecuniary Interest in Securities:

         1. Securities held by members of your immediate family sharing the same household; however, this presumption may be rebutted by convincing evidence that profits derived from transactions in these Securities will not provide you with any economic benefit.

                  "Immediate family" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

         2. Your interest as a general partner in Securities held by a general or limited partnership.

         3. Your interest as a manager-member in the Securities held by a limited liability company.

You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, limited liability company or other entity in which you hold an equity interest, unless you are a controlling equityholder or you have or share investment control over the Securities held by the entity.

The following circumstances constitute Beneficial Ownership by you of Securities held by a trust:

         1. Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

         2.       Your ownership of a vested interest in a trust.

         3. Your status as a settlor of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

The foregoing is a summary of the meaning of "beneficial ownership". For purposes of the attached policy, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.